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                                                                    Exhibit 99.2


[LOGO] Bell Atlantic Mobile

       http://www.bam.com                               [LOGO] CROWN
                                                                CASTLE
                                                            INTERNATIONAL


                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                   Contacts:

                                        For: Bell Atlantic Mobile
                                        Maggie Aloia Rohr
                                        908-306-7757 / maloia@mobile.bam.com

                                        For: Crown Castle International Corp.
                                        Ken Dennard, Easterly Investor Relations
                                        713-529-6600 / kdennard@easterly.com

              BELL ATLANTIC MOBILE AND CROWN CASTLE INTERNATIONAL
               TEAM TO EXPAND AND MANAGE CARRIER'S TOWER NETWORK

        Companies to Form Joint Venture to Grow Wireless Tower Business

BEDMINSTER, NJ & HOUSTON, TX - Bell Atlantic (NYSE:BEL) Mobile and Crown Castle International Corp. (NASDAQ:TWRS) today announced an agreement to form a joint venture company which will be majority owned and operated by Crown Castle International ("CCIC"). The new company will own, operate, and actively advance the leasing of space on Bell Atlantic Mobile's existing extensive network of high-quality wireless towers throughout the country. In addition, the joint venture company will help Bell Atlantic Mobile respond to the soaring popularity of its DigitalChoice SingleRate(sm) service by building hundreds of new towers for the carrier. Bell Atlantic Mobile will lease back space on the towers under a global lease agreement.

       The transaction, in which Bell Atlantic Mobile is expected to contribute in excess of 1,400 existing towers, is valued at approximately $650 million. In addition, the joint venture intends to raise $180 million of debt, the proceeds of which will be distributed to Bell Atlantic Mobile. CCIC will own 62.3% and Bell Atlantic Mobile will own 37.7% of the new company. In addition, the agreement between CCIC and Bell Atlantic Mobile provides CCIC with the opportunity to significantly increase its stake after the fourth anniversary of the formation of the joint venture.

       The new company will also be responsible for procuring available land through lease or purchase, pursuing and obtaining all regulatory approvals, and performing all related site design and construction activities. Bell Atlantic Mobile will retain control and ownership of all shelters, cell site equipment, facilities, and switching infrastructure.
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       "The formation of this joint venture will enable Bell Atlantic Mobile to more efficiently employ capital on our core wireless operations and should also enhance our ability to rapidly expand our geographic coverage to our subscriber base," said Dave Benson, vice president and CFO for Bell Atlantic Mobile. "We have made a considerable investment to build the best engineered and highest quality wireless network and this transaction allows us to maximize the value of our extensive portfolio of towers. After evaluating a number of competitive proposals from different operators, we selected Crown Castle because we believe Crown Castle is the right partner to maintain our high network quality and to expand the tower portfolio based on their significant operational expertise and broad industry knowledge."

        "We are proud to have been selected as the partner of choice for the first major tower transaction in the US involving one of the most attractive footprints available," stated Ted B. Miller, Jr., Crown Castle International CEO. "We believe this transaction establishes Crown Castle as one of the premier independent tower operators in the U.S. as well as world-wide. Our analysis suggests that Bell Atlantic Mobile's significant tower clusters are extremely well positioned for meaningful build-out and lease-up, offering significant earnings growth potential and upside value to our shareholders as additional operators are attracted to current and future sites. The explosive growth of wireless communications is shifting tower economics towards this type of infrastructure partnership in order for carriers to cost-effectively meet the demands of their customers."

        The agreements relating to the formation and operation of the joint venture company will be included as exhibits to a Form 8-K to be filed soon by CCIC with the Securities and Exchange Commission.

        Bell Atlantic Mobile owns and operates the largest wireless network in the East, covering 116,000 square miles, and the largest chain of retail outlets devoted exclusively to wireless voice, data and paging. Based in Bedminster, NJ, Bell Atlantic Mobile has 5.9 million customers and 7,500 employees from Maine to Georgia and, through a separate subsidiary, in the Southwest. Through its "Wireless at Work..." community service program, the company uses its technology to help individuals and communities improve security and emergency communications. Bell Atlantic Mobile's parent is one of the world's largest wireless communications companies, with domestic operations in 25 states and international investments in Mexico, Europe and the Pacific Rim. For more information on Bell Atlantic Mobile visit: www.bam.com; on global operations
                                           -----------
visit: www.bellatlantic.com/worldwide.
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        Crown Castle International Corp. is a leading provider of communication sites and wireless network services and provides an array of related infrastructure and network support services to the wireless communications and radio and television broadcasting industries in the United States and United Kingdom. After the Bell Atlantic Mobile transaction is completed, Crown Castle International will own, operate and manage over 2,900 communications sites. For more information visit: www.crowncastle.com.
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        This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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